EXHIBIT 99.2

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

TULSA OFFICE
First Place Tower
15 East Fifth Street • Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 • Fax: (918) 587-2881

HOUSTON OFFICE
Kellog Brown and Root Tower
601 Jefferson Ave. • Suite 3790
Houston, Texas 77002-7912
(713) 651-8006 • Fax: (281) 754-4934

March 11, 2010

New Concept Energy, Inc.
1755 Wittington Place, suite 340
Dallas, Texas 75234

Attn: Mr. Gene Bertcher
Chief Executive Officer

RE: Estimated Reserves and Future Net Revenue
Proved Producing and Undeveloped Reserves
Oil and Gas Properties Owned by
Mountaineer State Energy, Inc.

Gentlemen:

This letter supplements our estimate of reserves and future net revenue attributable to interests owned by Mountaineer State Energy, Inc. prepared at an effective date of December 31, 2008 and transmitted to you April 9, 2009.

That estimate included Proved Developed Producing and Non-Producing as well as Proved Undeveloped Reserves. There were no Proved Undeveloped Reserves assigned to any of the West Virginia properties. Subsequent to the preparation and transmission of that report, we have been given geologic interpretations, electric log cross sections, and cumulative production data for the Oriskany formation for your Jackson County, West Virginia properties. If that information had been in our possession when the report was prepared, Proved Undeveloped Reserves could have been assigned to the Jackson County properties.

It is our opinion that four locations on those properties can each be assigned Proved Undeveloped Reserves of 400,000 MCF of gas. Utilizing pricing and cost data effective on December 31, 2008 the future net revenue attributable to the Jackson Counties is summarized as follows:

	ESTIMATED REMAINING NET RESERVES		FUTURE NET REVENUE	
RESERVE CLASSIFICATION	Oil (BBLS)	Gas (MCF)	TOTAL ($)	Present Worth Disc. @ 10% ($)
Proved Undeveloped	-	1,400,000	11,271,001	8,170,935

With the inclusion of these reserves and the attributable future net revenue the results of that December 31, 2008 Report would be summarized as follows:

RESERVE CLASSIFICATION	ESTIMATED REMAINING NET RESERVES Oil (BBLS)	Gas (MCF)	FUTURE NET REVENUE TOTAL ($)	Present Worth Disc. @ 10% ($)
Proved Developed				
Producing	36,809	2,485,643	9,904,830	6,002,299
Non-Producing	-	217,016	1,545,637	506,789
Sub-Total	36,809	2,702,659	11,450,467	6,509,088
Proved Undeveloped				
Primary	-	4,694,375	24,702,225	11,298,590
TOTAL ALL RESERVES	36,809	7,397,034	36,152,692	17,807,678

All definitions and statements of limitation stated in our report of December 31, 2008 are made a part of this supplemental letter by reference.

If you have any questions or wish to discuss any aspect of this supplemental letter, please call.

This opportunity to be of service is appreciated.

Very truly yours,

Lee Keeling and Associates, Inc.

LEE KEELING AND ASSOCIATES, INC.

LKA6935